EXHIBIT 10.42

GAS PURCHASE CONTRACT

Between CONDOR ENERGY TECHNOLOGY, LLC as Seller
And DCP MIDSTREAM, LP as Buyer

Dated June 1st, 2012

INDEX

SECTION		PAGE

1	COMMITMENT	1
2	DELIVERY POINTS	1
3	DELIVERY PRESSURE	1
4	QUANTITY	2
5	PRICE	2
6	TERM	4
7	ADDRESSES AND NOTICES	5
8	TERMINATION OF PRIOR CONTRACTS AND RELEASE	6
SIGNATURE PAGE		7

EXHIBIT A
GENERAL TERMS AND CONDITIONS

A.	DEFINITIONS	A-1
B.	DELIVERY DATE; COMPRESSION	A-1
C.	RESERVATIONS OF SELLER	A-2
D.	METERING AND MEASUREMENT	A-2
E.	DETERMINATION OF GAS COMPOSITION, GRAVITY, AND HEATING VALUE	A-3
F.	QUALITY OF GAS	A-4
G.	BILLING AND PAYMENT	A-4
H.	FORCE MAJEURE	A-5
I.	WARRANTY OF TITLE	A-5
J.	ROYALTY AND OTHER INTERESTS	A-5
K.	SEVERANCE AND SIMILAR TAXES	A-5
L.	INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE	A-5
M.	RIGHT OF WAY	A-6
N.	ASSIGNMENT	A-6
O.	MISCELLANEOUS PROVISIONS	A-6

EXHIBIT B COMMITTED ACREAGE

EXHIBIT C AREA OF MUTUAL INTEREST

GAS PURCHASE CONTRACT

This Contract is entered into and effective as of June 1, 2012, between CONDOR ENERGY TECHNOLOGY, LLC (“Seller”) and DCP MIDSTREAM, LP (“Buyer”).

For and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             COMMITMENT. Seller commits to this Contract and will sell and deliver and Buyer will purchase and receive all gas produced from the wells now or later located on all oil and gas interests now or later owned or controlled by Seller on or allocated to the following lands in Weld County, Colorado (“Seller’s Wells”),:

See Exhibit B.

Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A.  All Exhibits referenced herein are attached and incorporated by reference for all purposes.

2.             DELIVERY POINTS. The Delivery Points for gas to be delivered by Seller to Buyer for existing sources of production will be at the inlets of Buyer’s Facilities at a mutually agreeable site at or near Seller’s Wells.  Section B of Exhibit A covers the Delivery Points for future sources of production committed under this Contract.  Title to the gas and all its components shall pass to and vest in Buyer at the Delivery Points without regard to the purposes for which Buyer may later use or sell the gas or its components.

3.             DELIVERY PRESSURE.  Seller will deliver the gas at the Delivery Points at a pressure sufficient to enable it to enter Buyer’s Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure established by Buyer or pressures that prevent others from producing ratably.  Buyer in its discretion may require that Seller install and operate a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, where Seller’s deliveries might interfere with ratable deliveries from others, or to enhance safety.

4.             QUANTITY.

(a)           Seller shall deliver and Buyer shall purchase and take Seller’s gas subject to the operating conditions and capacity of Buyer’s Facilities and resale markets.  Although there is no specific purchase quantity, Buyer will use commercially reasonable efforts to market gas for resale and operate its facilities in an effort to maintain consistent takes of all available quantities.  If Buyer takes less than the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer’s existing contracts and with applicable laws and regulations, including ratable purchases from Buyer’s Affiliates.

(b)           Seller may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer’s right to resume purchases at any subsequent time.

(c)            Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements, as described in Exhibit A, Section F(1), and to avoid delivery of Inferior Liquids.  If the gas at any Delivery Point becomes insufficient in volume, quality, or pressure, Buyer may cease gas takes from the Delivery Point as long as the condition exists.  If Buyer ceases taking gas under this Section for 30 consecutive Days for reasons other than quality or Force Majeure, Seller may terminate this Contract with respect to the affected Delivery Points as to the then productive zones upon 30 Days’ advance written notice to Buyer; provided that during the notice period Buyer may resume consistent takes and purchases, and thereby avoid Contract termination under Seller’s notice.

5.             PRICE.

5.1           Consideration. As full consideration for the gas and all its components delivered to Buyer each month, Buyer shall pay Seller (a) 83% of the net value under Section 5.2 for Residue Gas attributable to Seller’s gas, delivered at the Points of Delivery and (b) 83% of the net value under Section 5.3 for any recovered NGLs attributable to Seller’s gas.  No separate payment or value calculation is to be made under this Contract for helium, sulfur, CO2, other non-hydrocarbons, or for Inferior Liquids.

5.2           Residue Gas Resale Proceeds.  (a)  The Residue Gas value will be the weighted average of the prices per MMBtu received by Buyer f.o.b. Buyer’s Facilities for Residue Gas sold during the month.  Buyer will establish in good faith the particular resales and sites where resales are made for purposes of weighted average resale price calculations.  The prices received f.o.b. Buyer’s Facilities shall be the amounts per MMBtu actually received by Buyer, including any allowances, adjustments, and payments received by Buyer attributable to the gathering and resale of gas sold from Buyer’s Facilities, and any reimbursement for severance or similar taxes on production.  However, all costs, adjustments, and charges incurred by Buyer or its Affiliates for and value added by handling, transportation, storage, and resale of gas downstream from Buyer’s Facilities will be deducted or excluded from resale prices, including, without limitation, transportation or storage fees, fuel charges, sales and excise taxes levied on Buyer’s resales, and reasonable construction and operation costs for any additional facilities needed to meet increased downstream quality or pressure requirements or to provide access to additional resale markets.  Helium, sulfur, and other non-hydrocarbons revenues, if any, are excluded from calculations of net Residue Gas proceeds.

(b)            Buyer shall have the right in its sole reasonable discretion to negotiate and renegotiate, in good faith, gas sales contracts from time to time as market conditions change.  Buyer shall not be obligated to make payment to Seller based on any price that Buyer does not receive or retain for any reason.  If Buyer makes payment to Seller based on a price that Buyer does not receive or retain, the price shall be reduced accordingly, and Seller will refund to Buyer or Buyer may at its option recoup any previous excess payment against subsequent payments.

5.3           NGL Value.  The net value of any recovered NGLs attributable to Seller will be weighted average sales price received by Buyer for any NGL products marketed by Buyer or Buyer’s Designee from Buyer’s Facilities during the applicable accounting period, less a local fractionation fee $0.06 per gallon with respect to locally fractionated volumes (the “Local Frac Fee”)  as determined at the inlet to the fractionator, and less any applicable transportation, storage or fractionation fees incurred by Buyer for any NGL products not sold locally; except that, with respect to any NGLs delivered into the Overland Pass Pipeline (OPPL) or the Wattenberg Pipeline, the net value shall be calculated on the basis of the midpoint of the daily high/low spot price by component as reported for the Conway In-Well Spot Gas Liquids Price published by the Oil Price Information Service (or in its absence, a comparable successor publication mutually agreed to between  Buyer and Seller), less the Local Frac Fee for all volumes fractionated locally and less any applicable transportation, storage or fractionation fees incurred by Buyer for all volumes transported on the OPPL and Wattenberg Pipeline.

5.4           Allocation of Residue Gas and NGLs. Buyer will determine the Residue Gas and NGLs attributable to Seller on a proportional basis by component using the following definitions and procedures.  Additional definitions are in Section A of Exhibit A.  From time to time Buyer may make changes and adjustments in its allocation methods to improve accuracy or efficiency.

(a)           NGLs Allocable to Seller.  Buyer will determine the quantity of each NGL component allocable to Seller’s gas by multiplying the total quantity of each NGL component recovered at the plant or plants by a fraction.  The numerator will be the gallons of that NGL component contained in the gas delivered by Seller, determined by chromatographic analysis or other accepted method in the industry, and the denominator will be the total gallons of that component contained in all gas delivered to Buyer from sources connected to Buyer’s Facilities.  Buyer may apply the allocation principles of this Section repeatedly to sub-areas or separately measured systems to improve accuracy.  For example, Buyer may allocate plant NGL and Residue Gas volumes to field gathering system boosters, then use the same principles to allocate those results further to sources behind those boosters.

(b)           Residue Gas Allocable to Seller.

(i)            The MMBtus of “Residue Gas allocable to Seller” will be determined by multiplying the MMBtus of “Residue Gas available” from Buyer’s Facilities by a fraction.  The numerator will be the “theoretical MMBtus of Residue Gas remaining from Seller’s gas” delivered by Seller, and the denominator will be the total of the theoretical MMBtus of Residue Gas remaining from all gas delivered to Buyer from the common sources connected to Buyer’s Facilities.  “Residue Gas available” means all remaining Residue Gas available from Buyer’s Facilities, net of gas used for the operation of Buyer’s Facilities (including gathering and plant fuel use and lost/unaccounted for volumes), and net of the gas MMBtu equivalent fuel used in any electricity driven compression included in Buyer’s Facilities.  “Theoretical MMBtus of Residue Gas remaining from Seller’s gas” means the sum of the MMBtus of methane and heavier hydrocarbons contained in Seller’s gas, determined by chromatographic analysis or other accepted method in the industry, less the MMBtus of recovered NGLs attributable to Seller’s gas.

(ii)           The parties desire that Buyer have adequate incentives to take actions that increase efficiency and decrease fuel consumption.  Therefore, if Buyer makes material capital investments to develop fuel conservation projects, including without limitation waste heat recovery, more efficient compression, or other expenditures that result in reduction of fuel consumption, Buyer may retain the benefits of each project during an agreed payout period of three (3) years after project startup; then the benefits of the project will be shared by the parties in the percentages stated in Section 5.1.  During the agreed payout period, Buyer will allocate residue gas and NGLs by deducting from the available quantities the difference between the average monthly fuel consumption for the 12 month period prior to project startup and the reduced computed fuel consumption after project startup.  At the end of the agreed payout period, Buyer shall resume payments based on actual fuel consumed except to the extent other fuel reduction projects are in payout periods.

5.5          GATHERING SYSTEM BUILD-OUT AND AREA OF MUTUAL INTEREST.     Seller and Buyer agree to establish an area of mutual interest (“AMI”), comprised of the lands described in Exhibit C, but excluding any lands described in Exhibit B, wherein Seller agrees to commit to this Agreement all gas production from any and all oil and gas wells, leases, lands and/or formation contained therein which are owned or controlled by Seller or hereafter acquired by Seller in the AMI, subject to the terms of this Section 5.5.   After such time as the sustained gas flow test results of the wells committed hereto have been established, Seller will provide Buyer with a drilling schedule, well locations, gas production profile, pressure requirements and other specifications for Buyer’s use in designing a gathering system to accommodate Seller’s field development within all or a portion of the AMI; if Seller carries out its development plans for the AMI in separate and successive stages, Seller shall provide Buyer with similar information for each successive stage of Seller’s development program.  Buyer shall, within a commercially reasonable time of Buyer’s receipt of Seller’s development plans, propose a price for Seller’s gas from the AMI that reflects Buyer’s costs associated with the design and construction of the gathering system and provides Buyer with a reasonable rate of return on its investment in such facilities.   Upon mutual agreement of Buyer and Seller to such new price, Buyer and Seller shall amend this Contract to commit the AMI lands affected by their mutual development plans and to modify the price for Seller’s gas from such lands.  If Buyer and Seller are unable to reach agreement on price within 60 days of Seller’s receipt of the Buyer’s proposal, then Seller shall be free to seek bids for the same or comparable gathering services from non-affiliated third parties.  Buyer shall have the right to review the details of such third-party bids and match all valid third party proposals within 15 days of Buyer’s receipt of the third party-proposal.  If Buyer does not agree to match a valid third party proposal within 15 days of receipt, or as otherwise agreed by the parties, then the lands subject to Seller’s development plan and to which the third party proposal pertains shall be released from the AMI.

6.            TERM.  This Contract shall be effective as of June 1st, 2012, and shall continue and remain in full force and effect for a period of ten (10) years or the economic life of Buyer’s Facilities, whichever occurs first, unless earlier terminated by mutual written agreement between the parties hereto, or as otherwise set forth within this Contract.

7.             ADDRESSES AND NOTICES.  Either party may give notices to the other party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice.  Unless Seller objects in writing, Buyer may also use Seller’s current address for payments.  Any telephone numbers below are solely for information and are not for Contract notices.  The parties opt out of electronic delivery of notices and amendments under this Contract, except that notices and hand-signed amendments may be delivered by facsimile with receipt confirmed as stated above.

Notices to Seller – Correspondence:	Condor Energy Technology, LLC
Attn:
4125 Blackhawk Plaza Circle, Suite 201A
Danville, CA 94506
Phone: (___) ____
Fax: (___) ____

Payments to Seller:	To the bank and account that Seller will furnish to Buyer’s Division Orders office.

Notices to Buyer – Billings & Statements:	DCP Midstream, LP
Attn: Revenue Accounting
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (888) 492-3331
Fax: (918) 524-0987

Buyer - Correspondence	DCP Midstream, LP
Attn: Contract Administration
370 17th Street, Suite 2500
Denver, CO 80202
Phone: (303) 605-1771
Fax: (303) 605-1671

Buyer – Division Orders:	DCP Midstream, LP
Attn: Division Orders
6120 S. Yale, Suite 1100
Tulsa, OK 74136
Phone: (888) 492-3331
Fax: (918) 524-0997

8.             TERMINATION OF PRIOR CONTRACTS AND RELEASE.

8.1           Termination and Release.  This Contract terminates and supersedes any prior contracts for the sale or handling of gas between the parties or their predecessors in interest that apply or applied to any gas produced from any sources covered by this Contract effective as of its date.  In negotiating this Contract, the parties have compromised and settled any and all price, fee, payment, and other disputes relating to or under the superseded contract(s).  In consideration of the covenants contained herein, each party hereby releases the other party, its Affiliates, and its predecessors in interest under the prior contracts from any causes of action, claims, and liabilities (i) that they failed to pay the full prices or fees under the prior contracts, including interest, (ii) that they failed to perform any other obligation under the prior contracts, and (iii) arising from their relationship as parties to the prior contracts.

8.2           Exceptions.  This termination and release does not include, and the parties expressly retain, the right to receive payments under the prior contract(s) for current gas production for which payment is not yet due and for which a party has not yet made payment in the ordinary course of business.  This mutual release also does not include matters relating to title to gas and gas processing rights, Seller’s obligations for payment of third parties and severance taxes, related interest and penalties, or gas imbalances under prior gathering or take in kind agreements.

IN WITNESS WHEREOF, the parties have signed this Contract by their duly authorized representatives as of the date first stated above.

CONDOR ENERGY TECHNOLOGY, LLC		DCP MIDSTREAM, LP

By:	/s/ Clark R. Moore	By:	/s/ [Illegible]

Title:	EVP and General Counsel	Title:	Vice President

Signed on	June 6, 2012	Signed on	June 27, 2012
Seller		Buyer

Signature Sheet for Gas Purchase Contract
Dated as of June 1st, 2011

EXHIBIT A to GAS PURCHASE CONTRACT
Between CONDOR ENERGY TECHOLOGY, LLC as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of June 1st, 2012

GENERAL TERMS & CONDITIONS

A.   DEFINITIONS

Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meanings as follows:

(a)       Affiliate – a company (i) in which a party owns directly or indirectly 50% or more of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly 50% or more of the issued and outstanding voting stock or equity interests of the party; and (iii) in which a company described in (ii) owns, directly or indirectly, 50% or more of the issued and outstanding voting stock or other equity interests.

(b)       Btu – British thermal unit.  MMBtu – one million Btus.

(c)       Buyer’s Facilities – the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGLs together with gas produced from other properties.  The gathering systems and plant or plants, or successor facilities, are “Buyer’s Facilities” whether owned by Buyer, an Affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in “Buyer’s Facilities.”

(d)      Day – a period of 24 consecutive hours beginning and ending at 9:00 a.m. local time, or other 24 hour period designated by Buyer and a downstream pipeline.

(e)       Delivery Points – whether one or more, see Sections 2, B.1, and B.2.

(f)       Force Majeure – see Section H.2 below.

(g)      Gas or gas – all natural gas that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, and stock tank vapors.

(h)      GPM – NGL gallons per Mcf.

(i)       Inferior Liquids – Mixed crude oil, slop oil, salt water, nuisance liquids, condensate or “drip,” and other liquids recovered by Buyer in its gathering system or at plant inlet receivers. Buyer will retain revenues from Inferior Liquids to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.

(j)       Mcf – 1,000 cubic feet of gas at standard base conditions of 60ºF and 14.73 psia.

(k)      MMcf – 1,000 Mcf.

(l)       Month or month – a calendar month beginning on the first Day of a Month.

(m)       NGL or NGLs – natural gas liquids (other than Inferior Liquids), or ethane and heavier liquefiable hydrocarbons separated from gas during processing and any incidental methane retained in NGLs after processing.

(n)       psi – pounds per square inch; psia – psi absolute; psig – psi gauge.

(o)       Residue Gas – merchantable hydrocarbon gas available for sale from Buyer’s Facilities remaining after processing, and hydrocarbon gas resold by Buyer without first being processed.

(p)       TF&S – NGL transportation, fractionation, and storage.

B.  DELIVERY DATE; COMPRESSION

B.1           Existing Sources Delivery Date.  As to committed sources of production already connected to Buyer’s Facilities, deliveries under this Contract will commence as of the Contract date.  As to committed wells located on the committed acreage and producing as of the date of this Contract, but  not yet connected, Seller will initiate and diligently pursue the construction of the facilities necessary to enable Seller to deliver the committed gas to Buyer’s pipeline connection facilities at the nearest gate to Ford Family 1-H (the “Initial Delivery Point”), and Buyer shall initiate and diligently pursue construction of connecting facilities between Buyer’s existing facilities and the Initial Delivery Point, as well as any other facilities that Buyer in its sole discretion, determines are necessary to enable Buyer to receive deliveries of Seller’s gas at the Initial Delivery Point.  Upon Buyer’s commencement of construction of the pipeline and related facilities to connect the Initial Delivery Point, and Seller’s receipt of a written invoice from Buyer, Seller will, within thirty days of its receipt of the written invoice, pay Buyer the sum of $100,000.00 as full and complete consideration for Buyer’s construction of the facilities required to accept deliveries of committed gas from Seller at the Initial Delivery Point.

B.2           Additional Sources.  As to additional committed sources on the committed acreage not yet in production as of the date of this Contract, upon production in economic quantities, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points mutually agreed between Buyer and Seller, and Buyer will cause prompt commencement and complete with due diligence construction of the facilities necessary and economically feasible in Buyer’s sole discretion to enable Buyer or its gas gathering contractor to receive deliveries of gas at the Delivery Points.  If Buyer determines it is not economically feasible to construct the facilities for any additional committed source, Seller may, but shall not be obligated to, construct the facilities necessary to deliver gas into Buyer’s then existing facilities, or to pay all or a portion of Buyer’s estimated connection costs for the additional source, as mutually agreed.  If neither Buyer nor Seller elect to construct the necessary facilities, either party may cancel this Contract as to the affected well upon 30 Days advance written notice to the other and gas from this well shall be released from commitment to this Contract.  For purposes of this section B.2, “economic quantities” of gas from any well shall mean that Seller’s share of net operating revenues (the expected sum of Seller’s percentage of revenues attributable to sales of Plant Products and Residue Gas) from such well is sufficient to offset the actual operating costs thereof.

B.3           Delivery Rates.  Under normal conditions, Seller and Buyer will deliver and receive gas at reasonably uniform rates of delivery.  Seller will have agents or employees available at all reasonable times to receive advice and directions from Buyer for changes in the rates of delivery of gas as required from time to time.

B.4           Options to Compress.  If Seller’s Wells become incapable of delivering gas into Buyer’s Facilities, neither party will be obligated to compress, but either party will have the option to do so.  If neither party elects to compress within a reasonable time after the need for compression appears, Buyer upon written request of Seller will either arrange promptly to provide compression or as Seller’s sole remedy, release the affected gas sources as to the then-producing formations from commitment under this Contract.  If Buyer provides additional compression, the price to be paid by Buyer for Seller’s gas shall be reduced by a reasonable compression fee that allows recovery of the related fuel and provides Buyer a reasonable return on investment.

C.   RESERVATIONS

C.1           Reservations of Seller.  Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:

(a)            To operate the oil and gas properties free from control by Buyer as Seller in Seller’s sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the committed properties, and to abandon any well or surrender any oil and gas lease, in whole or in part, when Seller no longer deems it capable of producing gas in paying quantities under normal methods of operation.

(b)            To use gas for developing and operating the committed oil and gas properties and to fulfill obligations to Seller’s lessors for those properties.

(c)            To pool, combine, and unitize any of Seller’s oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units; this Contract will then cover Seller’s allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of the property committed will be considered to have been amended accordingly.

C.2           Seller’s Exception to Reservations.  Notwithstanding Section C.1, Seller will not engage in any operation, including without limitation reinjection, recycling, or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 120 Days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances.  If Seller ceases or materially curtails deliveries to Buyer under this Section C, the Contract term will be extended by the duration of the interruptions and curtailments.  Buyer is entitled to collect, and if it does so will own and pay Seller for any NGLs that condense or are manufactured from gas during any of Seller’s operations, excluding crude oil and distillate recovered from gas by conventional type mechanical separation equipment and not delivered to Buyer.

C.3           Buyer’s Reservations.  (a)   In the event gas volumes available for delivery from any of Seller's Wells hereunder become uneconomic to Buyer in the exercise of Buyer's sole reasonable judgment, Buyer reserves the right to release from dedication to this Contract the affected Well(s) and the Leases to the extent of the drilling and spacing unit(s) corresponding to such Well(s).

(b)  If, in the sole opinion of Buyer, any of Buyer’s Facilities is or become uneconomic to operate due to the volume, quality, or NGL content of the gas, governmental  regulation or any other cause, Buyer reserves the right to either modify or suspend operation thereof, in which case Buyer shall not be obligated to take delivery of, or may cease processing all or any portion of Seller’s gas from all or any of the Delivery Points, so long as such condition exists, provided that Buyer notifies Seller in writing of such suspension or modification of operations.  If Buyer suspends operations of any or all of Buyer’s Facilities due to uneconomic conditions, upon Seller’s written request, Seller shall be entitled to the release from this Contract of the gas volumes available for delivery from any of Seller's affected Wells and the affected leases to the extent of the drilling and spacing unit(s) corresponding to such affected Well(s) by written notice to Buyer.  For the purposes hereof, "uneconomic operation" shall be defined as circumstances under which Buyer’s share of net operating revenues (the sum of Buyer's percentage of revenues attributable to sales of Plant Products and Residue Gas) from any or all of Buyer’s Facilities is insufficient to offset actual operating costs thereof.

D.   METERING AND MEASUREMENT

D.1           Buyer to Install Meters.  Buyer will own, maintain, and operate orifice meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise stated in this Section D, Buyer will install orifice meters or other measurement devices and compute volumes in accordance with accepted industry practice.  Buyer may re-use metering equipment not meeting current standards but meeting 1985 or later published standards for gas sources not expected to deliver in excess of 100 Mcf per Day.  A party providing compression facilities will also provide sufficient pulsation dampening equipment to prevent pulsation from affecting measurement at the Delivery Points.  The parties may use electronic recording devices.  Seller will have access to Buyer’s metering equipment at reasonable hours, but only Buyer will calibrate, adjust, operate, and maintain it.

D.2           Unit of Volume.  The unit of volume will be one cubic foot of gas at a base temperature of 60° F. and at a pressure base of 14.73 psia.  Computations of volumes will follow industry accepted practice.

D.3           Pressure, Temperature.  Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 12.3 psia.  Buyer may determine the gas temperature by using a recording thermometer; otherwise, the temperature will be assumed to be 60° F.

D.4           Check Meters.  Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps.  Check meters shall not interfere with operation of Buyer’s equipment.  Buyer will have access to Seller’s check measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.

D.5           Meter Tests.  At least annually, Buyer will verify the accuracy of Buyer’s measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment.  If Seller’s lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment.  If either party at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment.  Only if so requested in advance by Seller in writing, Buyer will give Seller’s lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling or make joint tests and obtain samples with its own equipment.  Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and calibrations of any check meters and of any sampling by Seller for determination of gas composition and quality.

D.6           Correction of Errors.  If at any time any of the measuring or testing equipment is found out of service or registering inaccurately in any percentage, the measuring party will adjust it promptly to read accurately within the limits prescribed by the manufacturer.  If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of (i) 2.0 percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or (ii) 100 Mcf per month, the measuring party will correct previous readings to zero error for any known or agreed period. Buyer will determine the volume of gas delivered during that period by the first feasible of the following methods:

(i)       Using the data recorded by any check measuring equipment if registering accurately;
(ii)      Correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or
(iii)     Using deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed the greater of (i) 2.0 percent of affected volumes, or (ii) 100 Mcf per month.

D.7           Meter Records.  The parties will preserve for a period of at least two years all test data, charts, and similar measurement records.  The parties will raise metering questions as soon as practicable after the time of production.  No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.

E.   DETERMINATION OF GAS COMPOSITION, GRAVITY, AND HEATING VALUE

At least annually, Buyer will obtain a representative sample of Seller’s gas delivered at each Delivery Point; Buyer may use spot sampling or  continuous samplers.  By chromatography or other accepted method in the industry, Buyer will determine the composition, gravity, and gross heating value of the hydrocarbon components of Seller’s gas in Btu per cubic foot on a dry basis at standard conditions, then adjust the result for the water vapor content of the gas (by either the volume or Btu content method) using an industry accepted practice.  No heating value will be credited for Btus in H2S or other non-hydrocarbon components.  Buyer will make the first determination of Btu content for Seller’s deliveries within a reasonable time after deliveries of gas begin.  If Buyer uses a continuous sampler, the determinations will apply to the gas delivered while the sampler was installed.  If not, the determination will apply until the first Day of the month following the next determination.

F.  QUALITY OF GAS

F.1           Quality Specifications.  The gas shall be merchantable natural gas, at all times complying with the following quality requirements.  The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:

(a)            4 parts per million H2S.
(b)            20 parts per million total sulfur including not more than one quarter grains of mercaptan per 100 cubic feet.
(c)            2.75 mole percent of carbon dioxide.
(d)            3.00 mole percent of nitrogen.
(e)            10 parts per million by volume of oxygen, and not have been subjected to any treatment or process that permits or causes the admission of oxygen, that dilutes the gas, or otherwise causes it to fail to meet these quality specifications.
(f)            5 mole percent of combined carbon dioxide, nitrogen, and oxygen.

The gas shall:
(g)           Not exceed 120°F in temperature at the Delivery Point.
(h)           Have a total heating value of at least 1100 Btus per cubic foot.
(i)             If a third party pipeline receiving the gas delivered has more stringent quality specifications than those stated above, Seller’s gas shall conform to the more stringent pipeline quality standard.

F.2           Quality Tests. Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry as often as Buyer reasonably deems necessary.  If in the lease operator’s judgment the result of any test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination.  Seller will bear the costs of the additional test or determination unless it shows the original test or determination to have been materially inaccurate.

F.3           Separation Equipment.  Seller will employ only conventional mechanical separation equipment at all production sites covered by this Contract.  Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment.  Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, Seller will remove no components of the gas prior to delivery to Buyer.

F.4           Rights as to Off Specification Gas.

(a)            If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section, Buyer may at its option accept delivery of and pay for the gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications.  If Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer may deduct from the proceeds otherwise payable a reasonable fee for monitoring the gas quality and treating and handling the gas.  Buyer typically adjusts gas quality deduction levels annually, but may do so more often if needed.

(b)           If Buyer is declining to take off quality gas, Seller may by written notice to Buyer request a release of the affected gas from commitment under this Contract.  In response, Buyer will within 30 Days either (i) waive its right to refuse to take the affected off quality gas (subject to its right to charge treating fees under this Section F) and again take gas from the affected sources, or (ii) release the affected gas from commitment under this Contract.

G.   BILLING AND PAYMENT

G.1           Statement and Payment Date.  Buyer will furnish to Seller on or before the last Day of each month a statement showing the volume of gas delivered by Seller during the previous month and Buyer’s calculation of the amounts due under this Contract for the previous month’s deliveries.  Buyer will pay Seller on the last Day of each month, or on the next business day if that day is not a business day, for all gas delivered during the preceding month.  As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lower of 6% per annum or the maximum lawful interest rate; provided that no interest will accrue as to monthly principal amounts of less than $1,000 due for less than one year when paid.  The parties waive any rights to differing interest rates.  Except as limited in Section G.2 below, Buyer may recover any overpayments or collect any amounts due from Seller to Buyer for any reason at any time under this or other transactions by deducting them from proceeds payable to Seller.

G.2           Audit Rights; Time Limit to Assert Claims.

(a)            Each party will have the right during reasonable business hours to examine the books, records and charts of the other party to the extent necessary to verify performance of this Contract and the accuracy of any payment, statement, charge, or computation upon execution of a reasonable confidentiality agreement.  If any audit examination or review of a party’s records reveals an inaccuracy in any payment, Buyer will promptly make the appropriate adjustment.

(b)           No adjustment for any billing or payment shall be made, and payments shall be final after the lapse of two years from their due date except as to matters that either party has noted in a specific written objection to the other party in writing during the two year period, unless within the two year period Buyer has made the appropriate correction.  However, Seller’s responsibilities for severance taxes and third party liabilities and related interest are not affected by this subsection.

(c)           No party will have a right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/month/meter.  Either party may require prospective correction of such errors.

G.3           Metering Records Availability.  Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.

H.   FORCE MAJEURE

H.1           Suspension of Performance.  If either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period.

H.2           Force Majeure Definition.  “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the party is unable to prevent or overcome.

H.3           Labor Matters Exception.  The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances is not required when the affected party considers it inadvisable.

I.   WARRANTY OF TITLE

Seller warrants that it has good title and processing rights to the gas delivered, free and clear of any and all liens, encumbrances, and claims, and that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller’s gas for extraction of NGLs and other valuable components.  If Seller’s title or right to receive any payment is questioned or involved in litigation, Buyer will have the right to withhold the contested payments without interest until title information is received, during the litigation, until the title or right to receive the questioned payments is freed from question, or until Seller furnishes security for repayment acceptable to Buyer.  Without impairment of Seller’s warranty of title to gas and gas processing rights, if Seller owns or controls less than full title to the gas delivered, Buyer will make payments only in the proportion that Seller’s interest bears to the entire title to the gas.

J.   ROYALTY AND OTHER INTERESTS

Seller is responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments, and the like.  Buyer assumes no liabilities or duties to Seller’s working or mineral interest, royalty, or other interest owners under this Contract.

K.   SEVERANCE AND SIMILAR TAXES

K.1           Included in Price.  Reimbursement to Seller for Seller’s full liability for severance and similar taxes levied upon Seller’s gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.

K.2           Tax Responsibilities and Disbursements. Seller shall bear, and unless otherwise required by law, will pay to taxing authorities all severance, production, excise, sales, gross receipts, occupation, and other taxes imposed upon Seller with respect to the gas on or prior to delivery to Buyer.  Buyer will bear and pay all taxes imposed upon Buyer with respect to the gas after delivery to Buyer.

L.   INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE

L.1           Title, Royalty, and Severance Taxes. SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) RELATING TO (a) SELLER’S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS FOR WORKING, MINERAL, ROYALTY AND OVERRIDING ROYALTY AND OTHER INTERESTS, AND (c) SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER UNDER SECTIONS I, J, AND  K ABOVE.

L.2           Responsibility for Injury or Damage.  As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer at the Delivery Points; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas.  THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.

M.  RIGHT OF WAY

Insofar as Seller’s lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether from an oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer’s gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller’s gas.  Upon written request from Buyer to Seller, Seller shall grant, in writing, to Buyer or Buyer’s designee, recordable rights of ingress and egress as necessary or appropriate for the purposes of complying with the terms of this Contract.  All pipelines, meters, and other equipment placed by Buyer or Buyer’s contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time consistent with its obligations under this Contract.  Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point due to low volume, quality, term expiration, or other cause.

N.   ASSIGNMENT

N.1           Binding on Assignees. Either party may assign this Contract.  This Contract is binding upon and inures to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon the following parties: (i) any purchaser of Buyer’s Facilities; (ii) any unaffiliated purchaser of all or substantially all of the properties of Seller subject to this Contract; and (iii) any affiliated purchasers of any of the properties of Seller subject to this Contract.  Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties’ rights and obligations under this Contract.

N.2           Notice of Assignment.  Seller will make any assignment or sublease of any oil and gas properties or any gas rights contracted to Buyer expressly subject to this Contract.  No transfer of or succession to the interest of Seller, however made, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.

O.   MISCELLANEOUS PROVISIONS

O.1           Governing Law.  THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLORADO, without reference to those that might refer to the laws of another jurisdiction.

O.2           Default and Nonwaiver.  A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.

O.3           Counterparts.  This Contract may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract.  Signed copies of this Contract and facsimiles of it shall have the same force and effect as originals.

O.4           Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries. The language of this Contract shall not be construed in favor of or against either party, but shall be construed as if the language were drafted mutually by both parties.  This Contract constitutes the final and complete agreement between the parties.  There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the parties relating to this Contract other than those stated herein.  All waivers, modifications, amendments, and changes to this Contract shall be in writing and signed by the authorized representatives of the parties.  The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, nor any fiduciary obligations.  There are no third party beneficiaries of Buyer’s sales contracts or of this Contract.

O.5           Ratification and Third Party Gas. Notwithstanding anything contained herein to the contrary, Buyer has no duty under this Contract to purchase or handle gas attributable to production from interests of third parties that has been purchased by Seller for resale, except that Buyer will purchase Other WI Gas.  “Other WI Gas” means gas attributable to working and mineral interests owned by third parties in wells operated by Seller that are subject to this Contract that Seller has the right to market under an operating agreement.  If Buyer requests in writing that Seller obtain ratification of this Contract from owners of Other WI Gas, Seller will use reasonable commercial efforts to cause those Other WI Gas owners to execute and deliver to Buyer an instrument prepared by Buyer for the purpose of ratifying and adopting this Contract with respect to the owner’s Other WI Gas, and the ratifying owner will become a party to this Contract with like force and effect as though the Other WI owner had executed this Contract as amended as of the time of the ratification, and the terms of this Contract as then amended will become binding upon Buyer and the ratifying owner.

O.6           Compliance with Laws and Regulations. This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with laws and regulations.

O.7           Fees and Costs; Damages.  If a breach occurs, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer.  If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Contract, each party agrees to bear its own attorneys’ fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.

O.8           Mutual Waiver of Certain Remedies.  Except as to the parties’ indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

O.9           Arbitration.  The parties desire to resolve any disputes that may arise informally, if possible.  All disputes arising out of or relating to this Contract that are not resolved by agreement of the parties must be resolved using the provisions of this Section.  If a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes.  If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, or if the complaining party fails to send an initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration and related commentary (“Rules”) and this Section.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., and the Rules, to the exclusion of any provision of state law inconsistent with them.  The party seeking resolution shall initiate arbitration by written notice sent to the other party or parties to be involved.  The parties shall promptly select one disinterested arbitrator with at least ten years’ experience in the natural gas industry or ten years’ experience with natural gas law, and not previously employed by either party or its Affiliates, and, if possible, shall be selected by agreement between the parties.  If the parties cannot select an arbitrator by agreement within 30 Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules.  If the disputes involve an amount greater than $1,000,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules.  The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section O.1 above, “Governing Law.”  The arbitration award will be limited by Sections O.7, “Fees and Costs; Damages” and O.8 above, “Mutual Waiver of Certain Remedies.”  The parties intend case specific dispute resolution; either party may opt out of any attempted class action for all claims of any party related to this Contract.  The arbitrator(s) shall state the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

END OF EXHIBIT A TO
GAS PURCHASE CONTRACT

EXHIBIT B to GAS PURCHASE CONTRACT
Between CONDOR ENERGY TECHNOLOGY, LLC as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of June 1st, 2012

Committed Acreage

T7N R59W Sections 19, 20, 29-32

T7N R60W Sections 23-26, 35-36

T6N R59W Sections 5-8

T6N R60W Sections 1, 2, 11, 12

T8N R59W Sections 7, 8, 17, 18

T8N R60W Sections 11-14

B - 1

EXHIBIT C to GAS PURCHASE CONTRACT
Between CONDOR ENERGY TECHNOLOGY, LLC as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of June 1st, 2012

AREA OF MUTUAL INTEREST

WELD COUNTY, COLORADO

Township 7N Ranges 59 & 60 West

Township 6N Ranges 59 & 60 West

Township 5N Ranges 59 & 60 West

Township 4N Ranges 59, 60 & 61 West

B - 2